Exhibit 2.4
Purchase and Sale Agreement
By And Between
Pioneer Natural resources USA, Inc. and Pioneer Retained
Properties Company LLC,
as Seller,
And
Pioneer Southwest Energy Partners USA LLC
as Buyer

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING		11
2.01.	Assets.	11
2.02.	Purchase Price.	11
2.03.	Closing.	11
2.04.	Closing Obligations.	11
2.05.	Allocations and Adjustments.	12
2.06.	Assumption.	16
2.07.	Limitation on conveyance of Mineral Interests.	16

ARTICLE 3 GENERAL PROVISIONS		17
3.01.	Asset Records.	17
3.02.	Notices.	17
3.03.	Entire Agreement.	18
3.04.	Jurisdiction; Service of Process.	18
3.05.	Further Action.	19
3.06.	Binding Effect.	19
3.07.	Effect of Waiver or Consent.	19
3.08.	Counterparts.	19
3.09.	Invalidity of Provisions.	19
3.10.	Amendment or Restatement.	19
3.11.	Assignment.	20
3.12.	Withholding or Granting of Consent.	20
3.13.	Direct or Indirect Action.	20
3.14.	Laws and Regulations.	20
3.15.	No Recourse Against Officers, Directors, or Employees.	20
3.16.	Negation of Rights of Third Parties.	20
3.17.	Article and Section Headings, Construction.	21
3.18.	No Representations and Warranties.	21
3.19.	Governing Law.	21
3.20.	Waiver of Texas Deceptive Trade Practices — Consumer Protection Act.	22
3.21.	Limited Arbitration.	22
3.22.	Tax Deferred Exchange.	23

i

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment, Conveyance, and Bill of Sale of Interests in Wellbores, Minerals, and Oil and Gas Leases
Schedule 1	Schedule of Wells
Schedule 2	Schedule of Leases
Schedule 3	Schedule of Mineral Deeds

ii

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”) is made as of ___, 2007, by and among Pioneer Natural Resources USA, Inc., a Delaware corporation (“Pioneer USA”), Pioneer Retained Properties Company LLC, a Texas limited liability company (“Retainco,” and together with Pioneer USA, collectively, “Seller”), and Pioneer Southwest Energy Partners USA LLC, a Texas limited liability company (“Buyer”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS
     Seller desires to sell, and Buyer desires to purchase, a portion of Seller’s undivided interests in certain oil, gas, and mineral properties and related assets and contracts, for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
     For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:
     “AAA” — the American Arbitration Association.
     “Affiliate” — with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

     “Agreed Interest Rate” — LIBOR plus two percent (2%) per annum.
     "Asset Records” — all lease files, land files, well files, oil, gas and natural gas liquids sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, cores, logs, geological and geophysical information, maps, hazard surveys, engineering data and reports, production records, reserve studies and evaluations, and other books, records, data, files, maps, and accounting records, in each case only to the extent related to the Assets, or used or held for use in connection with the ownership, use, maintenance, or operation thereof.
     “Assets” — the Assigned Percentage of Seller’s right, title, and interest in and to the following, except to the extent constituting Excluded Assets:
(a)	the Wellbores, together with all rights to operate, maintain, and produce, receive, sell, or dispose of production from the Wellbores, insofar and only insofar as to the Assigned Depths, together with a vertical easement extending an additional one hundred feet (100’) beyond the Assigned Depths for operating purposes only;

(b)	the Leases, insofar and only insofar as such Leases cover rights in the Wellbores located thereon, including both leasehold interests and overriding royalty interests in the Leases;

(c)	subject to the term limitations set forth in Section 2.07, the Mineral Interests, insofar and only insofar as such Mineral Interests cover rights in the Wellbores located thereon;

(d)	the Contracts, insofar and only insofar as they may be useful to Buyer to operate and maintain the Wellbores from the Assigned Depths, and to produce, receive, sell, or dispose of all Hydrocarbons produced from the Assigned Depths, through each Wellbore;

(e)	the Equipment;

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

(f)	Hydrocarbons produced from the Assigned Depths through each Wellbore after the Effective Time;

(g)	the Surface Rights, insofar and only insofar as they may be useful to Buyer to operate and maintain the Wellbores from the Assigned Depths, and to produce, receive, sell, or dispose of all Hydrocarbons produced from the Assigned Depths, through each Wellbore; and

(h)	subject to Section 3.01, the Asset Records.
     "Assigned Depths” — as to each Wellbore, those rights from the surface to the deepest existing perforation in such Wellbore as of the Effective Time.
     “Assigned Percentage” — the undivided percentage obtained by multiplying ___ percent (___%) by the Over-Allotment Fraction.
     “Assumed Liabilities” — as defined in Section 2.06.
     “Business Day” — any day other than a Saturday, Sunday, or any other day on which commercial banks in the United States of America are authorized or required by law or executive order to close.
     “Closing” — as defined in Section 2.03.
     “Closing Amount” — as defined in Section 2.02.
     “Closing Date” — as defined in Section 2.03.
     “Common Units” — as defined in the Partnership Agreement.
     “Contemplated Transactions” — all of the transactions contemplated by this Agreement, including:
(a)	the sale of the Assets by Seller to Buyer;

(b)	the execution, delivery, and performance of the Instruments of Conveyance and all other instruments and documents required under this Agreement;

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

(c)	the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d)	Buyer’s acquisition, ownership, and exercise of control over the Assets.
     “Contract” — any valid and subsisting contract, agreement, or instrument by which any of the Wellbores are bound, or that directly relates to or is otherwise directly applicable to any of the Wellbores, including operating agreements, unitization, pooling and communitization agreements, declarations, and orders, joint venture agreements, farmin and farmout agreements, production handling agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons, or processing agreements, to the extent applicable to the Wellbores or the production of Hydrocarbons from the Wellbores.
     “Dispute” — as defined in Section 3.20.
     “DTPA” — as defined in Section 3.19.
     “Effective Time” — ___ber 1, 2007, at 7:00 a.m., Central Time.
     “Environmental Laws” — all federal, state, and local laws, statutes, rules, regulations, orders, and ordinances, legally enforceable requirements, and rules of common law, now or hereafter in effect, relating to the protection of the environment (including any natural resource damages, any generation, use, storage, treatment, Release, or threatened Release of Hazardous Substances, into the indoor or outdoor environment, and any exposure of any Person or property to Hazardous Substances), including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and all other environmental conservation and protection laws, each as amended from time to time.
     “Equipment” — with respect to each Wellbore, all subsurface (but only insofar as to the Assigned Depths) and surface tangible personal property, fixtures, and equipment used in connection with the operation of such Wellbore, the production of Hydrocarbons from such

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

Wellbore, or the separating, storing, handling, compressing, dehydrating, treating, and delivery of Hydrocarbons or water produced from such Wellbore, or otherwise associated with production from such Wellbore, but excluding any personal property, fixtures, or equipment that (a) is used after or located beyond the point of sale of Hydrocarbons produced from such Wellbore, or (b) as of the Effective Time, has not been charged to the owner(s) of the working interest in such Wellbore.
     “Excluded Assets” — the following assets, which are not included in the Contemplated Transactions:
(a)	(i) all trade credits, accounts receivable, notes receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, and (ii) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets with respect to any period of time prior to the Effective Time;

(b)	all corporate, financial, legal, personnel, and tax records of Seller, and records subject to a legal privilege;

(c)	all claims and causes of action of Seller arising from acts, omissions, events, or damage to or destruction of property occurring prior to the Effective Time;

(d)	all rights, titles, claims, and interests of Seller arising prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance proceeds or awards;

(e)	all Hydrocarbons produced from or attributable to the Wellbores with respect to all periods prior to the Effective Time, excluding all rights and interests with respect to Imbalances as of the Effective Time, together with all proceeds from or attributable to such Hydrocarbons;

(f)	claims of Seller for refund of, or loss carry forwards with respect to,

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

(i) production, ad valorem, or any other taxes attributable to any period prior to the Effective Time, or (ii) income or franchise taxes or any other taxes attributable to any of the other Excluded Assets;
(g)	all amounts due or payable to Seller as adjustments or refunds under any Contracts with respect to periods prior to the Effective Time, specifically including amounts recoverable from audits under operating agreements, but excluding all rights and interests with respect to Imbalances as of the Effective Time;

(h)	all amounts due or payable to Seller as adjustments to insurance premiums related to any period prior to the Effective Time;

(i)	all proceeds, benefits, income, revenues accruing (and any security or other deposits made), and similar rights (tangible and intangible) with respect to (i) the Assets prior to the Effective Time, but excluding all rights and interests with respect to Imbalances as of the Effective Time; and (ii) any of the other Excluded Assets;

(j)	any seismic, geochemical, and geophysical information and data licensed by unaffiliated third parties to Seller;

(k)	all of Seller’s and its Affiliates’ intellectual property, including proprietary computer software, patents, trade secrets, copyrights, names, marks, and logos, but not including proprietary seismic, geochemical, and geophysical information and data;

(l)	any Contract the transfer of which to Buyer is prohibited by any bona fide third party restriction or Legal Requirement and the necessary consents to transfer are not obtained or waived; provided, however, that Seller shall use its best efforts to make arrangements agreeable to Buyer whereby Buyer will receive substantially the same economic benefits in connection with such Contract as if all such necessary waivers and consents had been obtained;

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

(m)	any Surface Right the transfer of which to Buyer is restricted by any Legal Requirement and the necessary authorizations or consents to transfer under such Legal Requirement are not obtained or waived; provided, however, that Seller shall use its best efforts to make arrangements agreeable to Buyer whereby Buyer will receive substantially the same economic benefits in connection with such Surface Right as if all such necessary waivers and consents had been obtained; and

(n)	all rights below the Assigned Depths.
     “Final Amount” — as defined in Section 2.05(c).
     “Final Settlement Date” — as defined in Section 2.05(c).
     “Final Settlement Statement” — as defined in Section 2.05(c).
     “Governmental Authorization” — any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” — any:
(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)	multi-national organization or body; or

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Hazardous Substances” — any (a) substance that is designated, defined, or classified as a solid waste, hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance or words of similar meaning or impact, or that is otherwise regulated or as to which liability may arise under any Environmental Law, including any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, crude oil, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, whether refined or unrefined, or (c) asbestos, whether in a friable or non-friable condition, polychlorinated biphenyls, or radon.
     “Hydrocarbons” — oil, gas, minerals, and other gaseous and liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Wellbores.
     "Imbalances” — over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Wellbores, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, production handling agreements, processing agreements, or gathering or transportation agreements.
     “Instrument of Conveyance” — the instrument of conveyance transferring title to the Assets. The Instrument of Conveyance shall be without warranty of title — express, implied, statutory, or otherwise, and shall be in the form attached hereto as Exhibit A.
     “IRC” — the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
     “IRS” — the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

     “Leases” — the oil, gas, and mineral leases described on Schedule 2, and all tenements, hereditaments, and appurtenances belonging to such leases.
     “Legal Requirement” — any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.
     "LIBOR” — for the day in question or the previous banking day if the day in question is not a banking day, the interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum if such rate is not such a multiple) equal to the rate per annum at which six (6) months deposits in U.S. Dollars are offered by the principal office of JPMorgan Chase Bank, N.A., in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time) on such day.
     “MCF” — one thousand cubic feet of gas and is a measure of gas volume.
     “Mineral Interests” — the mineral interests conveyed under the mineral deeds described on Schedule 3, and all tenements, hereditaments, and appurtenances belonging to such mineral interests.
     “Omnibus Operating Agreement” — that certain omnibus operating agreement entered into on the date of this Agreement by Pioneer USA and Buyer.
     “Operating Agreement” — that certain operating agreement entered into on the date of this Agreement by Pioneer USA and Buyer in connection with those Wellbores for which operating agreements with third parties are not already then in place.
     “Option Closing Date” — as defined in the Partnership Agreement.
     “Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Over-Allotment Fraction” — a fraction, the numerator of which is the number of Common Units issued in connection with the exercise of the Over-Allotment Option, and the denominator of which is 1,875,000.

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

     “Over-Allotment Option” — as defined in the Partnership Agreement.
     “Partnership Agreement” — that certain First Amended and Restated Agreement of Limited Partnership of Pioneer Southwest Energy Partners L.P., a Delaware limited partnership, as may be amended or restated from time to time.
     “Paying Quantities” — quantities sufficient to yield a return to the holders of the operating interest in excess of operating and equipping expenses and costs and severance taxes, including such overhead, depreciation, and other costs and expenses that are legally recognized by Texas law as chargeable against revenues for purposes of determining whether production is in paying quantities, such return to be measured over each calendar quarter.
     “Person” — an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, or any other entity.
     “Post-Closing Date” — as defined in Section 2.05(c).
     “Proceeding” — any action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Property Costs” — as defined in Section 2.05(a).
     “Purchase Price” — as defined in Section 2.02.
     “Release” — any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
     "Retained Assets” — Seller’s retained undivided interests in (a) the Wellbores, (b) the Leases, (c) the Equipment, (d) Hydrocarbons produced from the Assigned Depths after the Effective Time, (e) the Contracts, (f) the Surface Rights, and (g) the Asset Records.
     “Rules” — the Commercial Arbitration Rules of the AAA.

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

     "Surface Rights” — All easements, permits, licenses, servitudes, rights-of-way, surface leases, and other surface rights appurtenant to, and used or held for use in connection with, the Wellbores.
     “Voting Securities” — securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person and, with respect to Pioneer Southwest Energy Partners L.P., means Common Units.
     “Wellbores” — the wellbores of the wells identified on Schedule 1.
ARTICLE 2
SALE AND TRANSFER OF ASSETS; CLOSING
     2.01. Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Assets to Buyer.
     2.02. Purchase Price. Subject to any adjustments that may be made under Section 2.05, the amount paid by Buyer to Seller at the Closing for the Assets (the “Closing Amount”) will be an amount equal to ___Dollars ($___) multiplied by the Over-Allotment Fraction. The Closing Amount, as adjusted pursuant to Section 2.05, is hereinafter referred to as the “Purchase Price.”
     2.03. Closing. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall take place at the offices of Seller at 10:00 a.m. (local time) on the first Business Day after the Option Closing Date (the “Closing Date”). If the Over-Allotment Option is not exercised, then this Agreement will terminate and become null and void on the date that the Over-Allotment Option expires, and there shall be no obligation hereunder on the part of any Party or any Affiliate, director, officer, manager, or employee of any Party.
     2.04. Closing Obligations.
     At the Closing:
(a)	Seller shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

(i)	the Instrument of Conveyance;

(ii)	possession of the Assets (except the Asset Records, which shall remain in the possession and custody of Seller pursuant to Section 3.01); and

(iii)	such documents as Buyer or counsel for Buyer may reasonably request.
(b)	Buyer shall deliver (and execute, as appropriate) to Seller:
(i)	the Closing Amount by wire transfer to the account(s) specified by Seller in written notice given by Seller to Buyer prior to the Closing;

(ii)	the Instrument of Conveyance; and

(iii)	such other documents as Seller or counsel for Seller may reasonably request.
     2.05. Allocations and Adjustments. The following allocations and adjustments shall be made:
(a)	Notwithstanding the effective time of the Instrument of Conveyance, Buyer shall be entitled to all revenues, production, proceeds, income, and products from or attributable to the Assets on and after the Effective Time, and to all other income, proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred on and after the Effective Time. Seller shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products from or attributable to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

refunds with respect to) all Property Costs attributable to the Assets and incurred on or prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles. “Property Costs” shall mean all amounts attributable to the operation and ownership of the Assets reasonably incurred in the ordinary course of business. For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section, (i) liquid hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wellbores when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous hydrocarbons and liquid hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wellbores when they pass through the delivery point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon gauging, metering, and strapping procedures conducted by Pioneer USA on or about the Effective Time to the extent possible, and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Ad valorem taxes for 2007 shall be prorated on a daily basis, with Buyer liable for the portion allocated to the period on and after the Effective Time and Seller liable for the portion allocated to the period before the Effective Time. Proration of taxes shall be made on the basis of taxes assessed in the previous year, with a subsequent cash adjustment of such proration to be made between Seller and Buyer when actual tax figures are available.

(b)	The Purchase Price shall be, without duplication,
(i)	increased by the following amounts:

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

(A)	the aggregate amount of all non-reimbursed Property Costs which are attributable to the period from and after the Effective Time and which have been incurred and paid by Seller with respect to the Wellbores;

(B)	any other upward adjustment mutually agreed upon by the Parties; and

(C)	the amount Seller is underproduced with respect to the Assets as of the Effective Time times $6.50 per MCF (or, with respect to oil Imbalances, $70.00 per barrel).
(ii)	decreased by the following amounts:
(A)	the aggregate amount of (i) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time for which Buyer is entitled under Section 2.05(a) and (ii) other proceeds received with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	Seller’s share of estimated ad valorem taxes through the Effective Time;

(C)	the amount of any other downward adjustment mutually agreed upon by the Parties; and

(D)	the amount Seller is overproduced with respect to the Assets as of the Effective Time times $6.50 per MCF (or, with respect to oil Imbalances, $70.00 per barrel).

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

(c)	As soon as practicable after Closing, but no later than ninety (90) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price. On or before sixty (60) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. During this sixty (60) day period, Buyer shall be given reasonable access to Seller’s books and records relating to the matters required to be accounted for in the Final Settlement Statement, permitted to review the working papers of Seller relating to the Final Settlement Statement, and given reasonable access to the employees of Seller primarily responsible for the preparation of the Final Settlement Statement. Seller and Buyer shall undertake to agree with respect to the amounts due pursuant to the post-closing adjustment no later than one hundred eighty (180) days after the Closing Date (the “Post-Closing Date”). For those matters as to which Seller and Buyer are unable to reach agreement by the Post-Closing Date, PriceWaterhouseCoopers shall determine the Purchase Price adjustment or payment amount in accordance with the terms and conditions set forth in this Agreement. The decision of such independent accounting firm shall be binding on Seller and Buyer, and the fees and expenses of such independent accounting firm shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer. The date upon which the Purchase Price is established, as provided in the preceding sentence, shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.” If (a) the Final Amount is more than the Closing Amount, Buyer shall pay to Seller the amount of the difference; or (b) the Final Amount is less than the Closing Amount, Seller shall pay to Buyer the amount of the difference. Such payment, together with interest at the Agreed Interest Rate from and including the Effective Time to

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

and excluding the date of such payment, shall be made within five (5) Business Days after the Final Settlement Date by wire transfer to accounts specified by Seller or Buyer, as appropriate.
     2.06. Assumption. From and after the Closing Date, Buyer shall assume, pay, and discharge the following liabilities insofar as allocable to the Assets (“Assumed Liabilities”):
Any and all duties, claims, damages, expenses, fines, penalties, costs (including attorneys’ fees and expenses), liabilities, and obligations (i) attributable to or resulting from the ownership or operation of the Assets from and after the Effective Time under any Contract, Governmental Authorization, or Lease; (ii) imposed by any Legal Requirement relating to the Assets, other than any violations of any Legal Requirement prior to the Closing Date, and other than as set forth in clause (v) below, (iii) for plugging, abandonment, and surface restoration of the Wellbores, (iv) from any act, omission, event, condition, or occurrence accruing subsequent to the Effective Time relating to the Assets, other than any violation of any Legal Requirement prior to the Closing Date, and (v) attributable to all liabilities under Environmental Laws relating to the Assets.
Liabilities which constitute both liabilities attributable to the Excluded Assets and/or Retained Assets, and Assumed Liabilities attributable to the Assets, shall be reasonably and fairly apportioned between Assumed Liabilities for which Buyer is responsible and liabilities with respect to the Excluded Assets and/or Retained Assets for which Seller is responsible.
     2.07. Limitation on conveyance of Mineral Interests. With respect to each Wellbore, and subject to the remainder of this Section 2.07, the rights, titles, and interests in the Mineral Interests to be conveyed to Buyer shall be limited in duration to a term commencing on the Closing Date and continuing for so long as Hydrocarbons are produced in Paying Quantities from the Assigned Depths in such Wellbore. If, at any time or times after the Closing, the production of Hydrocarbons in Paying Quantities from the Assigned Depths in any Wellbore should cease from any cause, then Buyer’s rights in the Mineral Interests applicable to such Wellbore shall nevertheless continue in force and effect if drilling or reworking operations in an attempt to restore production in Paying Quantities from the Assigned Depths in such Wellbore are commenced within sixty (60) days after such cessation of production, and remain in force and effect for so long as such drilling or reworking

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

operations are diligently prosecuted with no cessation of more than thirty (30) consecutive days; and if such drilling or reworking operations result in the production of Hydrocarbons in Paying Quantities from the Assigned Depths in such Wellbore, then Buyer’s rights in the Mineral Interests applicable to such Wellbore shall remain in force and effect for so long thereafter as such Hydrocarbons are produced in Paying Quantities. Further, if the interests in any Wellbore conveyed to Buyer at Closing include both one or more Mineral Interests and one or more Leases, then the Mineral Interest(s) applicable to such Wellbore shall remain in force and effect for so long as any Lease applicable to such Wellbore remains in force and effect or is renewed in such time and manner as to remain subject to the applicable operating agreement for such Wellbore.
ARTICLE 3
GENERAL PROVISIONS
     3.01. Asset Records. For so long as Pioneer USA continues as operator of the Wellbores, Pioneer USA shall retain custody of the Asset Records. After Closing, Buyer, at Buyer’s expense, shall be entitled to obtain copies of such Asset Records as Buyer may desire, at reasonable business hours and upon prior notice to Seller. If Pioneer USA resigns as operator of any Wellbore, or is no longer the operator for any reason, Pioneer USA shall promptly deliver the Asset Records attributable to such Wellbore to Buyer, unless (a) an Asset Record applicable to such Wellbore is also applicable to any other Wellbore or Excluded Asset, or (b) Pioneer USA is retaining an interest in such Wellbore, in which case Pioneer USA shall promptly deliver either the Asset Record or a copy thereof to Buyer, at Pioneer USA’s option. Pioneer USA may, at its own expense, retain copies of all Asset Records delivered to Buyer. After the delivery of any Asset Record to Buyer, Seller, at Seller’s expense, shall be entitled to obtain from Buyer, at reasonable business hours and upon prior notice to Buyer, copies of such records as reasonable and necessary for tax purposes or in connection with any Proceeding or threatened Proceeding against Seller.
     3.02. Notices. All notices, requests, or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested, or by delivering such notice in person or by telecopier or telegram to such Person. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made to the attention of such Party at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.02.

Pioneer USA:	5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Phone: (972) 444-9001
Fax: (972) 969-3587
Attention: General Counsel

Retainco:	c/o Pioneer USA
5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Phone: (972) 444-9001
Fax: (972) 969-3587
Attention: General Counsel

Buyer:	c/o Pioneer Natural Resources GP LLC
5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Phone: (972) 444-9001
Fax: (972) 969-3587
Attention: General Counsel
     3.03. Entire Agreement. This Agreement and the Instrument of Conveyance constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein.
     3.04. Jurisdiction; Service of Process. Without limiting the Parties’ agreement to arbitrate in section 3.21, any action or proceeding seeking a temporary or preliminary injunction to enforce any provision of, or based on any right arising out of, this Agreement or the Contemplated Transactions must be brought against any of the Parties in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

District of Texas (Dallas Division), and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) for such limited purpose in any such action or proceeding and waives any objection to venue laid therein for such limited purpose. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.
     3.05. Further Action. In connection with this Agreement and the Contemplated Transactions, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and all of the Contemplated Transactions.
     3.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, as well as any Persons asserting rights or claims on behalf of any of the foregoing Persons.
     3.07. Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     3.08. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.
     3.09. Invalidity of Provisions. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     3.10. Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by Buyer and each Seller; provided, however, that after the completion of the initial public offering of units by Pioneer Southwest Energy Partners L.P., Buyer may not,

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

without the prior approval of the conflicts committee of the board of directors of Pioneer Natural Resources GP LLC, or, if there is no such committee, the independent members of such board of directors, agree to any amendment or modification of this Agreement that Pioneer Natural Resources GP LLC determines will adversely affect the holders of such units.
     3.11. Assignment. Except as provided in Section 3.22, no Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, a merger shall not be deemed to be an assignment and a transfer of the rights and an assumption of the obligations under this Agreement; provided further, however, that the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment of such rights or obligations of such Party to this Agreement if the assignee assumes all of the obligations under this Agreement.
     3.12. Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.
     3.13. Direct or Indirect Action. Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.
     3.14. Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable Legal Requirement.
     3.15. No Recourse Against Officers, Directors, Managers, or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager, or employee of any Party or any officer, director, manager, or employee of any Affiliate of any Party.
     3.16. Negation of Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of any Party shall have the right, separate and apart from such Party, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

     3.17. Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits and Schedules refer to the Exhibits and Schedules attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
     3.18. No Representations and Warranties. Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer (including any opinion, information, or advice which may have been provided to Buyer by any Affiliate or Representative of Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel or any other agent, consultant or representative). Without limiting the generality of the foregoing, Seller expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute, or otherwise relating to (a) the title to any of the Assets, (b) the condition of the Assets (including any implied or express warranty of merchantability, of fitness for a particular purpose, or of conformity to models or samples of materials), it being distinctly understood the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters,” (c) any infringement by Seller of any patent or proprietary right of any third party, (d) any information, data, or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including in respect of geological and engineering data, the existence or extent of oil, gas, or the mineral reserves, the recoverability of such reserves, any product pricing assumptions, and the ability to sell oil or gas production after Closing), and (e) the environmental condition and other condition of the Assets and any potential liability arising from or related to the Assets.
     3.19. Governing Law. This Agreement and the relationship of the Parties with respect to the Contemplated Transactions shall be governed by the laws of the State of Texas excluding any

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

conflicts-of-laws rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state, except that the law of another jurisdiction shall apply to this Agreement and the Contemplated Transactions insofar as this Agreement and the Contemplated Transactions cover or relate to a part of the Assets for which it is mandatory that the law of another jurisdiction, wherein or adjacent to which such part of the Assets are located, shall apply.
     3.20. Waiver of Texas Deceptive Trade Practices — Consumer Protection Act. Buyer’s rights and remedies with respect to this Agreement and the Contemplated Transactions and with respect to all acts or practices of Seller, past, present, or future, in connection with this Agreement and the Contemplated Transactions shall be governed by legal principles other than the Texas Deceptive Trade Practices — Consumer Protection Act, V.C.T.A. BUS & COMM Ann. § 17.41 et seq. (the “DTPA”), or any similar statute of any jurisdiction that may be applicable to this Agreement and the Contemplated Transactions. Buyer hereby unconditionally waives the applicability of the DTPA, or any similar statute, to this Agreement and the Contemplated Transactions, and any and all rights, duties, or remedies that might be imposed by the DTPA, or any similar statute, provided, however, Buyer does not waive Section 17.555 of the DTPA. Buyer represents, warrants, and acknowledges that it is purchasing the Assets for commercial or business use. Buyer further acknowledges, represents, and warrants that Buyer has knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of a transaction such as this Agreement and the Contemplated Transactions, and that Buyer is not in a significantly disparate bargaining position with Seller. Buyer expressly acknowledges and recognizes that the price for which Seller has agreed to sell the Assets and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the DTPA, or any similar statute, and this waiver of the DTPA, and any similar statute, by Buyer. Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Section 3.20.
     3.21. Limited Arbitration. Any disputes under Section 2.05(c) shall be resolved as provided in such section. It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any other claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating in any way to this Agreement or to the subject matter of this Agreement or to any relationship created thereby (each a “Dispute”) shall be resolved by binding arbitration. A Dispute must be resolved through arbitration regardless of whether the Dispute involves claims that this Agreement is unlawful, unenforceable, void, or

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

voidable, or involves claims sounding in tort, contract, statute, or common law. This Section 3.21 shall be binding on and shall inure to the benefit of the Parties and their respective Affiliates and subsidiaries. The validity, construction, and interpretation of this agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitral tribunal. Any arbitration under this Agreement shall be administered by the AAA and conducted in accordance with the Rules in existence at the time of the arbitration. In resolving any Dispute, the arbitral tribunal shall refer to the governing law as specified in Section 3.19 of this Agreement. The arbitral tribunal shall not be empowered to award exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple, or special damages, and the Parties and their affiliates and subsidiaries waive any right they may have to recover such damages from one another. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur. The seat (or legal place) and venue of the arbitration shall be in Dallas, Texas. The arbitration shall be conducted in the English language. The Dispute shall be decided by a panel of three neutral arbitrators. The claimant or claimants shall nominate an arbitrator at the time of service of a request for arbitration. The respondent or respondents shall nominate an arbitrator at the time of service of the response to the request for arbitration. If the claimant(s) or respondent(s) fail to appoint an arbitrator, then that arbitrator shall be appointed in accordance with the Rules. The two appointed arbitrators shall together agree upon a third arbitrator to recommend to the AAA to chair the arbitration. If the two party-appointed arbitrators are unable to agree upon an arbitrator within fifteen (15) days of the respondent’s appointment of an arbitrator, then the chairman shall be chosen according to the Rules. Notwithstanding the foregoing, if two or more respondents have interests with regard to a Dispute that are not completely common, then all arbitrators shall be appointed in accordance with the Rules and not by nomination or appointment by the Parties. Any arbitration award may be enforced by the courts sitting in Dallas, Texas, or any other court of competent subject matter jurisdiction (including any jurisdiction in which a party holds or keeps assets). Any action to challenge, vacate, or set aside the award in whole or in part must be brought in the courts sitting in Dallas, Texas. The Parties and their Affiliates and subsidiaries agree to waive any objections they may have to personal jurisdiction, venue, or forum non-conveniens for any action brought to enforce the award in the courts sitting in Dallas, Texas, or any other jurisdiction where a party against which enforcement of the award is sought holds or keeps assets.
     3.22. Tax Deferred Exchange. If Seller so requests, Buyer agrees to cooperate with Seller in a tax-deferred exchange described in Section 1031 of the IRC, as amended, with respect to the Contemplated Transactions. In that case, the Instrument of Conveyance will be executed by Seller’s

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

assignee unless such assignee directs Seller to execute the Instrument of Conveyance. Notwithstanding the foregoing, Buyer shall not be obligated to enter into any agreement or to consent to an assignment of Seller’s rights or obligations hereunder which may have the effect of (i) impairing the title to the Assets, (ii) increasing Buyer’s obligations or liability hereunder or resulting in any additional cost, expense, or liability to Buyer; or (iii) requiring Buyer to execute a purchase agreement for the purchase of the exchange property or to take record title to the exchange property. Seller hereby agrees to indemnify, defend, and hold Buyer harmless from and against any and all costs, expenses, claims, damages, losses, or liabilities (including reasonable attorney fees and costs) incurred by Buyer in connection with any exchange transaction or transactions or the performance by Buyer of its obligations pursuant to this Section.
[Signature Page Follows]

Purchase and Sale Agreement By and Between
Pioneer Natural Resources U.S.A., Inc. and Pioneer Retained Properties Company
LLC, as Seller, and Pioneer Southwest Energy Partners USA LLC, as Buyer

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

PIONEER NATURAL RESOURCES USA, INC.

By:

Name:

Title:

PIONEER RETAINED PROPERTIES COMPANY LLC

By:

Name:

Title:

BUYER:

PIONEER SOUTHWEST ENERGY PARTNERS USA LLC

By:

Name:

Title:

EXHIBIT “A”
ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED ___, 2007, BY AND BETWEEN PIONEER NATURAL RESOURCES USA, INC. AND PIONEER RETAINED PROPERTIES COMPANY, LLC, AS SELLER, AND PIONEER SOUTHWEST ENERGY PARTNERS USA LLC, AS BUYER
ASSIGNMENT, CONVEYANCE, AND BILL OF SALE OF INTERESTS
IN WELLBORES, MINERALS, AND OIL AND GAS LEASES
     This Assignment, Conveyance, and Bill of Sale of Interests in Wellbores, Minerals, and Oil and Gas Leases (this “Assignment”) is effective as of 7:00 a.m. Central Time on ___1, 2007 (the “Effective Time”), by and between Pioneer Natural Resources USA, Inc., a Delaware corporation, and Pioneer Retained Properties Company, LLC, a Texas limited liability company, each of whose address is 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039 (collectively, “Assignor”), and Pioneer Southwest Energy Partners USA LLC, a Texas limited liability company, whose address is 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039 (“Assignee”). Assignor and Assignee are hereinafter sometimes referred to individually as a “Party,” and collectively as the “Parties.”
     For and in consideration of the mutual benefits to be derived herefrom and Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor has GRANTED, CONVEYED, TRANSFERRED, ASSIGNED, SET OVER, AND DELIVERED, and hereby GRANTS, CONVEYS, TRANSFERS, ASSIGNS, SETS OVER, AND DELIVERS unto Assignee, its successors and assigns, the following (the “Assets”):
     An undivided ___percent (___%) of Assignor’s right, title, and interest in and to the following, except to the extent constituting “Excluded Assets,” as hereinafter defined:
(a)	The wellbores of the wells identified on Exhibit A hereto (the “Wellbores”) together with all rights to operate, maintain, and produce, receive, sell, or dispose of production from the Wellbores, insofar and only insofar as to rights from the surface to the deepest existing perforation in each Wellbore as of the Effective Time (the “Assigned Depths”), together with a vertical easement extending an additional one hundred feet (100’) beyond the Assigned Depths for operating purposes only;

(b)	The oil, gas, and mineral leases described on Exhibit B, and all tenements, hereditaments, and appurtenances belonging to such leases (the “Leases”), insofar and only insofar as such Leases cover rights in the Wellbores located thereon, including both leasehold interests and overriding royalty interests in the Leases;

A-i

Form of Assignment, Conveyance, and Bill of Sale
of Interests in Wellbores, Minerals, and Oil and Gas Leases

(c)	Subject to the term limitations set forth in Section 2 below, the mineral interests conveyed under the mineral deeds described on Exhibit C, and all tenements, hereditaments, and appurtenances belonging to such mineral interests (the “Mineral Interests”), insofar and only insofar as such Mineral Interests cover rights in the Wellbores located thereon,

(d)	All valid and subsisting contracts, agreements, or instruments by which any of the Wellbores are bound, or that directly relate to or are otherwise directly applicable to any of the Wellbores, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations, and orders, joint venture agreements, farmin and farmout agreements, production handling agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, minerals, and other gaseous and liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Wellbores (“Hydrocarbons”), or processing agreements, to the extent applicable to the Wellbores or the production of Hydrocarbons from the Wellbores (the “Contracts”), insofar and only insofar as they may be useful to Assignee to operate and maintain the Wellbores from the Assigned Depths, and to produce, receive, sell, or dispose of Hydrocarbons produced from the Assigned Depths, through each Wellbore;

(e)	With respect to each Wellbore, all subsurface (but only insofar as to the Assigned Depths) and surface tangible personal property, fixtures, and equipment used in connection with the operation of such Wellbore, the production of Hydrocarbons from such Wellbore, or the separating, storing, handling, compressing, dehydrating, treating, and delivery of Hydrocarbons or water produced from such Wellbore, or otherwise associated with production from such Wellbore, but excluding any personal property, fixtures, or equipment that (a) is used after or located beyond the point of sale of Hydrocarbons produced from such Wellbore, or (b) as of the Effective Time, had not been charged to the owner(s) of the working interest in such Wellbore (the “Equipment”);

(f)	Hydrocarbons produced from the Assigned Depths through each Wellbore as of the Effective Time;

(g)	All easements, permits, licenses, servitudes, rights-of-way, surface leases, and other surface rights appurtenant to, and used or held for use in connection with, the Wellbores (the “Surface Rights”), insofar and only insofar as they may be useful to Assignee to operate and maintain the Wellbores from the Assigned Depths, and to produce, receive, sell, or dispose of all Hydrocarbons produced from the Assigned Depths, through each Wellbore; and

A-ii

Form of Assignment, Conveyance, and Bill of Sale
of Interests in Wellbores, Minerals, and Oil and Gas Leases

(h)	All lease files, land files, well files, oil, gas and natural gas liquids sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, cores, logs, geological and geophysical information, maps, hazard surveys, engineering data and reports, production records, reserve studies and evaluations, and other books, records, data, files, maps, and accounting records, in each case only to the extent related to the Assets, or used or held for use in connection with the ownership, use, maintenance, or operation thereof.
     SAVING, EXCEPTING, AND RESERVING to Assignor, however, all of the following assets (the “Excluded Assets”):
(a)	(i) all trade credits, accounts receivable, notes receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, and (ii) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets with respect to any period of time prior to the Effective Time;

(b)	all corporate, financial, legal, personnel, and tax records of Assignor, and records subject to a legal privilege;

(c)	all claims and causes of action of Assignor arising from acts, omissions, events, or damage to or destruction of property occurring prior to the Effective Time;

(d)	all rights, titles, claims, and interests of Assignor arising prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance proceeds or awards;

(e)	all Hydrocarbons produced from or attributable to the Wellbores with respect to all periods prior to the Effective Time, excluding all rights and interests with respect to over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Wellbores, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including, without limitation, any imbalances under gas balancing or similar agreements, production handling agreements, processing agreements, or gathering or transportation agreements (“Imbalances”) as of the Effective Time, together with all proceeds from or attributable to such Hydrocarbons;

A-iii

Form of Assignment, Conveyance, and Bill of Sale
of Interests in Wellbores, Minerals, and Oil and Gas Leases

(f)	claims of Assignor for refund of, or loss carry forwards with respect to (i) production, ad valorem, or any other taxes attributable to any period prior to the Effective Time, or (ii) income or franchise taxes or any other taxes attributable to any of the other Excluded Assets;

(g)	all amounts due or payable to Assignor as adjustments or refunds under any Contracts with respect to periods prior to the Effective Time, specifically including, without limitation, amounts recoverable from audits under operating agreements, but excluding all rights and interests with respect to Imbalances as of the Effective Time;

(h)	all amounts due or payable to Assignor as adjustments to insurance premiums related to any period prior to the Effective Time;

(i)	all proceeds, benefits, income, revenues accruing (and any security or other deposits made), and similar rights (tangible and intangible) with respect to (i) the Assets prior to the Effective Time, but excluding all rights and interests with respect to Imbalances as of the Effective Time; and (ii) any of the other Excluded Assets;

(j)	any seismic, geochemical, and geophysical information and data licensed by unaffiliated third parties to Assignor;

(k)	all of Assignor’s and its affiliates’ intellectual property, including but not limited to proprietary computer software, patents, trade secrets, copyrights, names, marks, and logos, but not including proprietary seismic, geochemical, and geophysical information and data;

(l)	any Contract the transfer of which to Assignee is prohibited by any bona fide third party restriction or Legal Requirement and the necessary consents to transfer are not obtained or waived; provided, however, that Assignor shall use its best efforts to make arrangements agreeable to Assignee whereby Assignor will receive substantially the same economic benefits in connection with such Contract as if all such necessary waivers and consents had been obtained;

(m)	any Surface Right the transfer of which to Assignee is restricted by any Legal Requirement and the necessary authorizations or consents to transfer under such Legal Requirement are not

A-iv

Form of Assignment, Conveyance, and Bill of Sale
of Interests in Wellbores, Minerals, and Oil and Gas Leases

obtained or waived; provided, however, that Assignor shall use its best efforts to make arrangements agreeable to Assignee whereby Assignee will receive substantially the same economic benefits in connection with such Surface Right as if all such necessary waivers and consents had been obtained;
(n)	all rights below the Assigned Depths; and

(o)	all right, title, and interest in and to the Leases, the Mineral Interests, and the Wellbores, except to the extent assigned to Assignee hereinabove.
TO HAVE AND TO HOLD all and singular the Assets together with all rights, titles, interests, estates, remedies, powers, and privileges thereto appertaining unto Assignee and its successors, legal representatives and assigns forever, subject to the following:
1.	This Assignment is subject to that certain Purchase and Sale Agreement dated ___, 2007, as amended (but providing for the purchase and sale of the Assets effective as of ___, 2007), by and between Assignor and Assignee (the “Agreement”), and nothing in this Assignment shall operate to limit, release, or impair any of Assignor’s or Assignee’s respective rights, obligations, remedies, or indemnities in the Agreement. Capitalized terms used in this Assignment shall have the meanings prescribed in this Assignment where such capitalized terms are defined; provided, however, that capitalized terms used in this Assignment and not otherwise defined shall have the meanings given to such terms in the Agreement. Each defined term shall be equally applicable both to the singular and the plural forms of the term so defined. To the extent the terms and provisions of this Assignment are in conflict, or inconsistent, with the terms and provisions of the Agreement, the terms and provisions of the Agreement shall control.

2.	With respect to each Wellbore, and subject to the remainder of this Section 2, the rights, titles, and interests in the Mineral Interests conveyed to Buyer hereunder shall continue in force and effect for so long, and only for so long, as Hydrocarbons are produced in Paying Quantities from the Assigned Depths in such Wellbore. If, at any time or times, the production of Hydrocarbons in Paying Quantities from the Assigned Depths in any Wellbore should cease from any cause, then Assignee’s rights in the Mineral Interests applicable to such Wellbore shall nevertheless continue in force and effect if drilling or reworking operations in an attempt to restore production in Paying Quantities from the Assigned Depths in such Wellbore are commenced within sixty (60) days after such cessation of production, and shall remain in force and effect for so long as such drilling or reworking operations are diligently prosecuted with no cessation of more than thirty (30) consecutive days; and if such drilling or reworking operations result in the production of Hydrocarbons in Paying Quantities from the Assigned Depths in such Wellbore, then Assignee’s rights in the Mineral Interests applicable to such Wellbore shall remain in

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Form of Assignment, Conveyance, and Bill of Sale
of Interests in Wellbores, Minerals, and Oil and Gas Leases

force and effect for so long thereafter as such Hydrocarbons are produced in Paying Quantities. Further, if the interests in any Wellbore conveyed to Assignee hereunder include both one or more Mineral Interests and one or more Leases, then the Mineral Interest(s) applicable to such Wellbore shall remain in force and effect for so long as any Lease applicable to such Wellbore remains in force and effect or is renewed in such time and manner as to remain subject to the applicable operating agreement for such Wellbore.

3.	This Assignment is made subject to all depth limitations, contracts, agreements, encumbrances, and burdens (including but not limited to any royalty or overriding royalty interest) (i) described in this Assignment or the Agreement, (ii) provided for in any instrument, contract or agreement described in this Assignment or the Agreement, (iii) filed in the public records, or (iv) known to Assignee at the time this Assignment was executed by Assignee; and, to the extent that same are in force and effect, Assignee specifically accepts its undivided share thereof as to the Assets.

4.	This Assignment shall extend to, be binding upon, and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

5.	To the extent required by the Agreement or applicable law, Assignee expressly assumes Assignor’s obligations as to the Assets, including but not limited to the obligation to plug and abandon any well or wells or platforms or facilities on the Leases in accordance with applicable governmental regulations, at Assignee’s sole cost, risk, and expense to the Assets.

5.	THIS ASSIGNMENT IS MADE WITHOUT ANY WARRANTY OR REPRESENTATION OF TITLE, EITHER EXPRESS, IMPLIED, OR STATUTORY, AND WITHOUT ANY RECOURSE AGAINST ASSIGNOR IN THE EVENT OF ANY FAILURE OF TITLE; PROVIDED ONLY THAT ASSIGNOR WARRANTS THAT IT HAS NOT HERETOFORE GRANTED OR CONVEYED TO ANY OTHER PARTY ANY INTEREST IN OR ANY LIEN OR ENCUMBRANCE ON THE ASSIGNED INTERESTS EXCEPT AS DESCRIBED IN THIS ASSIGNMENT. THIS ASSIGNMENT IS MADE WITHOUT ANY EXPRESS, IMPLIED, OR STATUTORY WARRANTY OR REPRESENTATION AS TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY PURPOSE, FREEDOM FROM DEFECTS, OR MERCHANTABILITY OF ANY OF THE WELLS, FACILITIES, PIPELINES, FLOWLINES, PLATFORMS, OR EQUIPMENT. FURTHERMORE, ASSIGNEE ACCEPTS THE WELLS, FACILITIES, PIPELINES, FLOWLINES, PLATFORMS, AND EQUIPMENT “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS,” AND ASSIGNEE RELEASES ASSIGNOR FROM ANY AND ALL LIABILITY FOR LOSS ARISING FROM USE OF THE WELLS, FACILITIES, PIPELINES, FLOWLINES, PLATFORMS, OR EQUIPMENT PERTAINING TO THE ASSETS. ASSIGNEE AND ASSIGNOR AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS ASSIGNMENT ARE “CONSPICUOUS” DISCLAIMERS.

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Form of Assignment, Conveyance, and Bill of Sale
of Interests in Wellbores, Minerals, and Oil and Gas Leases

6.	Each Party agrees to execute such further agreements, stipulations, and/or conveyances as may be necessary to accomplish the intents and purposes of this Assignment.

7.	Exhibit A and Exhibit B to this Assignment are hereby incorporated by reference and constitute a part of this Assignment.
     This Assignment may be executed in any number of counterparts, each of which shall be deemed valid and binding with respect to the signatories thereto, and all of which together shall constitute one and the same conveyance. For recording purposes, (a) the signature and acknowledgment pages may be detached from separate counterparts and attached to a single counterpart, and (b) any counterpart of this Assignment filed in any particular county may omit any pages of Exhibit A and/or Exhibit B that do not describe or otherwise apply to property located in that particular county.
     Executed as of the date of the acknowledgment of each Party’s signature hereto; however, effective as of the Effective Time.

ASSIGNOR:

Pioneer Natural Resources USA, Inc.

By:

Name:

Title:

Pioneer Retained Properties Company, LLC

By:

Name:

Title:

ASSIGNEE:

Pioneer Southwest Energy Partners USA LLC

By:

Name:

Title:

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Form of Assignment, Conveyance, and Bill of Sale
of Interests in Wellbores, Minerals, and Oil and Gas Leases

ACKNOWLEDGMENTS

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     This instrument was acknowledged before me this ___ day of ___, 2007, by ___, known to me to be the ___ of Pioneer Natural Resources USA, Inc., a Delaware corporation, who affirmed that the foregoing instrument was signed on behalf of such corporation by authority of its Board of Directors and that the execution of this instrument was the free act and deed of such corporation.

                         Notary Public
Commission Expires:

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     This instrument was acknowledged before me this ___ day of ___, 2007, by ___, known to me to be the ___ of Pioneer Retained Properties Company, LLC, a Texas limited liability company, who affirmed that the foregoing instrument was signed on behalf of such limited liability company by authority of its members and that the execution of this instrument was the free act and deed of such limited liability company.

                         Notary Public
Commission Expires:

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Form of Assignment, Conveyance, and Bill of Sale
of Interests in Wellbores, Minerals, and Oil and Gas Leases

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     This instrument was acknowledged before me this ___ day of ___, 2007, by ___, known to me to be the ___ of Pioneer Southwest Energy Partners USA LLC, a Texas limited liability company, who affirmed that the foregoing instrument was signed on behalf of such limited liability company by authority of its members and that the execution of this instrument was the free act and deed of such limited liability company.

                         Notary Public
Commission Expires:

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